Phillips Edison Grocery Center REIT II Closes New Seven-Year, $200 Million Unsecured Term Loan Facility

CINCINNATI, OH, September 29, 2017 - Phillips Edison Grocery Center REIT II, Inc. (the “Company”) and Phillips Edison Grocery Center Operating Partnership II, L.P. (the “Operating Partnership”) have closed on a new seven-year, $200 million unsecured term loan facility.
The facility lenders include Capital One, N.A as Administrative Agent, Fifth Third Bank, U.S. Bank, N.A., Regions Bank as Co-Syndication Agents, as well as Associated Bank, N.A., First Tennessee Bank, N.A., First Merchants Bank and First Financial Business Capital.
Proceeds from the term loan will be used to pay down the Company’s revolving line of credit, as well as for general corporate purposes. The loan will bear interest at LIBOR plus 1.70% to 2.55% (the “Eurodollar Rate”) depending upon the company’s leverage ratio.
“We are pleased to announce the closing of this seven-year unsecured term loan,” said Devin Murphy, Chief Financial Officer of Phillips Edison Grocery Center REIT II. “The loan is a strategic component of our capital structure that enhances our liquidity profile while adding incremental term to our debt structure at an attractive cost. We continue to focus on maintaining a low risk, high quality balance sheet and want to thank our lending partners for their continued support.”

About Phillips Edison Grocery Center REIT II, Inc.
Phillips Edison Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of June 30, 2017, the company owned and managed an institutional quality retail portfolio consisting of 80 grocery-anchored shopping centers totaling approximately 9.8 million square feet. For more information, please visit the company website at www.grocerycenterREIT2.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the company expectations regarding the performance of its business, its financial results, its liquidity and capital resources, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in the company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings with the SEC. No obligation is undertaken to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Investor Contact:
Michael Koehler
Director of Investor Relations
513-338-2743
InvestorRelations@phillipsedison.com